Exhibit 99.2
STEMCELLS, INC. ANNOUNCES $20 MILLION EQUITY FINANCING
PALO ALTO, Calif. November 12, 2008 – StemCells, Inc. (NASDAQ: STEM) announced today that it has entered into agreements to raise approximately $20 million in gross proceeds through the sale of approximately 13.8 million shares of its common stock to selected institutional investors at a price of $1.45 per share. The investors will also receive warrants to purchase approximately 10.3 million shares of common stock at an exercise price of $2.30 per share. The shares and warrants are being offered as a registered direct offering under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). StemCells, Inc. expects to receive total proceeds, net of offering expenses and placement agency fees, of approximately $18.5 million.
The offering is expected to close on November 17, 2008, subject to customary closing conditions. The net proceeds of the financing will be used for general corporate purposes, including working capital, product development and capital expenditures, as well as for other strategic purposes.
Susquehanna Financial Group, LLLP and Dawson James Securities, Inc. served as placement agents. The securities may only be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the SEC’s website at http://www.sec.gov, or from Susquehanna Financial Group, LLLP, 401 City Avenue Suite 220, Bala Cynwyd, PA 19004 or Dawson James Securities, Inc., 925 South Federal Highway, 6th Floor, Boca Raton, FL 33432.
This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the central nervous system and liver. The Company’s product development programs seek to repair or repopulate CNS and liver tissue that has been damaged or lost as a result of disease or injury. StemCells has pioneered the discovery and development of HuCNS-SC® cells, its highly purified, expandable population of human neural stem cells. StemCells has completed enrollment and dosing of a six patient Phase I clinical trial of its proprietary HuCNS-SC product candidate as a treatment for neuronal ceroid lipofuscinosis (NCL) and expects the trial to be completed in January 2009. NCL, which is often referred to as Batten disease, is a rare and fatal neurodegenerative disease that affects infants and young children. StemCells owns or has exclusive rights to more than 50 issued or allowed U.S. patents and more than 150 granted or allowed non-U.S.

patents. Further information about the Company is available on its web site at: www.stemcellsinc.com.
Apart from statements of historical fact, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”) and its ability to conduct clinical trials as well as its research and product development efforts. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty as to whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL or in future clinical trials of proposed therapies for other diseases or conditions despite the novel and unproven nature of the Company’s technologies; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty regarding the validity and enforceability of the Company’s patents; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties as to whether the Company will achieve revenues from product sales or become profitable; and other factors that are described under the heading “Risk Factors” in Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q.

CONTACT:	StemCells, Inc.
Rodney Young
Chief Financial Officer
650-475-3100, Ext. 105
irpr@stemcellsinc.com

SOURCE:	StemCells, Inc.